Pricing Supplement Dated January 14, 1997                         Rule 424(b)(3)
(To Prospectus dated November 4, 1996 and                     File No. 333-14605
Prospectus Supplement dated December 30, 1996)

                           SOUTHWEST GAS CORPORATION
                          MEDIUM-TERM NOTES, SERIES A
                                   FIXED RATE
================================================================================
Principal Amount:                 $25,000,000  Interest Rate:         7.59%

Agents' Discounts or Commissions: .750%        Stated Maturity Date:  01/17/2017

Net Proceeds to Issuer:           $24,812,500  Original Issue Date:   01/17/1997
================================================================================

Interest Payment Dates:    Payable from January 17, 1997 on the 1st of each
                           April and October commencing 04/01/1997 per the Prospectus Supplement dated December 30, 1996.

Day Count Convention:
[X]    30/360 for the period from 01/17/1997 to 01/17/2017
[ ]    Other

Redemption:
[X]    The Notes cannot be redeemed prior to the Stated Maturity Date.
[ ]    The Notes may be redeemed prior to the Stated Maturity Date.
       Initial Redemption Date:
       Initial Redemption Percentage:
       Annual Redemption Percentage Reduction: ___% until Redemption Percentage is 100% of the principal amount.

Optional Repayment:
[X]    The Notes cannot be repaid prior to the Stated Maturity Date.
[ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
       Optional Repayment Dates:
       Repayment Price: ___%

Original Issue Discount:   [ ]  Yes        [X]  No
       Total Amount of OID:
       Yield to Maturity:
       Initial Accrual Period:

Form:  [X]  Book-Entry          [ ]  Certificated

Agents:     [X]  Merrill Lynch & Co.           $10,000,000
            [X]  Dean Witter Reynolds Inc.     $ 7,500,000
            [X]  PaineWebber Incorporated      $ 7,500,000

Agent acting in the capacity as indicated below:
       [X]  Agent          [ ]  Principal

If as principal:
       [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
       [ ] The Notes are being offered at a fixed initial public offering price of __% of principal amount.

If as Agent:
       The Notes are being offered at a fixed initial public offering price of 100% of Principal Amount.

Other Provisions:     N/A